Exhibit 99.1

401 Merritt 7

Norwalk, CT 06851

203.614.5600

www.frontier.com

Frontier Communications Enters into New $1.5 Billion Term Loan Agreement

NORWALK, Conn., August 13, 2015 - Frontier Communications Corporation (NASDAQ:FTR) announced today that it has entered into a new $1.5 billion senior secured delayed-draw term loan facility. The loan will be drawn upon the closing of Frontier’s acquisition of Verizon Communications Inc.’s wireline operations in California, Florida and Texas, which is expected at the end of March 2016. Frontier completed the equity portion of its financing plan for this acquisition with a $2.75 billion dual-tranche equity offering in June 2015.

“This is a very positive arrangement that provides acquisition financing at favorable terms and rates,” said John Jureller, Executive Vice President and Chief Financial Officer of Frontier. “The proceeds will reduce the amount of public high-yield debt to be raised.” He added, “We are pleased our relationship banks recognize the growth opportunities our planned Verizon transaction offers.”

About Frontier Communications

Frontier Communications Corporation (NASDAQ:FTR) offers broadband, voice, satellite video, wireless Internet data access, data security solutions, bundled offerings, specialized bundles for residential customers, small businesses and home offices and advanced communications for medium and large businesses in 28 states. Frontier’s approximately 18,200 employees are based entirely in the United States. More information is available at www.frontier.com.

Forward-Looking Statements

This document contains “forward-looking statements,” related to future, not past, events. Forward-looking statements address our expected future business and financial performance and financial condition, and contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” or “target.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These risks and uncertainties include, but are not limited to: Frontier’s ability to complete the acquisition of Verizon’s California, Florida and Texas wireline operations, including the ability to complete the financing of the acquisition; the ability to successfully integrate the acquired operations into Frontier’s existing operations; the sufficiency of the assets to be acquired from Verizon to enable the combined company to operate the acquired business; the ability to enter into or obtain, or delays in entering into or obtaining, certain agreements and consents necessary to operate the acquired business as planned; the ability to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals for the Verizon transaction; and the other factors that are described in our filings with the U.S. Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q. These risks and uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update or revise these forward-looking statements.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Brigid Smith
Vice President, Investor Relations (203)614-5044	AVP, Corporate Communications
luke.szymczak@FTR.com	(203) 614-5042
brigid.smith@FTR.com

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